CERTIFICATE OF FORMATION
of
CAPMARK AFFORDABLE EQUITY LLC

September 22, 2011

This Certificate of Formation of Capmark Affordable Equity LLC is executed and filed by the undersigned authorized person to form a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	The name of the limited liability company formed hereby is Capmark Affordable Equity LLC (the “LLC”).

2.	The address of the registered office of the LLC in Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3.	The LLC’s registered agent at that address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation as of the date first written above.

/s/ David Sebastian
Name:	David Sebastian
Title:	Authorized Person